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                                                                   EXHIBIT 10.24

August 6, 1998

Raymond Leung
4018 Ben Lomond Drive
Palo Alto, California 94306

Dear Raymond:

        It gives us a great pleasure to extend this offer of employment to you with Virage Logic Corporation. Virage Logic is an emerging semiconductor startup and will greatly benefit from your contributions. To be sure that you understand the terms and conditions of this offer of employment, I would like to detail them below:

        Your position will be Vice President of Engineering operations and reporting to Adam Kablanian. In this position you will receive a base salary of $4,807.70 bi-weekly ($125,000 annualized), plus the following compensation package:

        In addition to this, we would like to offer you 100,000 (One Hundred Thousand) Founders shares of Virage Logic Corporation to be vested over four years and subject to the board of directors approval and any legal requirements of the Virage Logic Corporation Stock Option Plan.

        The vesting schedule will be as follows:

        - Quarterly vesting for the first year of employment unless you voluntarily terminate you employment prior to completion of one year. Should you voluntarily terminate prior to one year of service you will forfeit all vested options.

        -     Quarterly thereafter for the remaining 75%.

        If the company is acquired and your position is eliminated, all unvested shares become immediately fully vested and subject to the same constraints put forth on the shares of the key personnel of the company.

        You will be eligible for all the standard company benefits, including a full medical and dental coverage as of the date of hire. Two weeks of vacation, five days sick leave and 10 paid holidays.



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Raymond Leung
August 6, 1998
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        As is normal practice, this offer is contingent upon verification of work authorization as required by the Immigration Reform and Control Act of 1986, as well as your signing the "Employment Invention and Confidential Information Agreement." I have enclosed a copy of the Employment Invention and Confidential Information Agreement for your review.

        If you find the terms of this offer acceptable, please sign below conveying your acceptance and indicate a start date prior to returning this letter. Retain the enclosed copy of this letter for your records. Raymond, we are excited about the opportunity to have you join our Company. We are confident you will make a significant contribution to the success and future of Virage Logic Corporation. We certainly look forward to an affirmation reply to his offer by August 12, 1998.

Very truly yours,

Renac Hogan
Human Resources Manager



/s/ Raymond Leung                     8/26/98
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Signature of Applicant                Start Date